Filed Pursuant to Rule 433

Registration No. 333-206550

Final Term Sheet

September 5, 2017

THE HOME DEPOT, INC.

$1,000,000,000 2.800% Notes due September 14, 2027

Issuer:	The Home Depot, Inc.

Title of Securities:	2.800% Notes due September 14, 2027 (the “Notes”)

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s/S&P)*:	A2/A

Trade Date:	September 5, 2017

Settlement Date (T+7):	September 14, 2017. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next four business days will be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next four business days, you should consult your own advisors.

Maturity Date:	September 14, 2027

Interest Payment Dates:	Semi-annually on each March 14 and September 14, commencing March 14, 2018

Optional Redemption:	Prior to June 14, 2027, make-whole call at T+15 bps; par call on and after June 14, 2027

Treasury Benchmark:	2.250% due August 15, 2027

Benchmark Yield:	2.080%

Spread to Benchmark:	75 bps

Reoffer Yield:	2.830%

Coupon:	2.800% per annum

Price to Public:	99.740%

Day Count Convention:	30/360

CUSIP/ISIN:	437076 BT8/US437076BT82

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. toll-free at 1-888-603-5847, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.